Staktek 2007 Amended and Restated

Bonus Incentive Plan

November 1, 2007

Scope

Staktek established the 2007 Bonus Incentive Plan (the "Bonus Plan"), a quarterly bonus program, to reward employees for their contributions to the Company.

Eligibility

All employees employed at the Company's Austin facility scheduled to work more than 30 hours per week are eligible to participate in the Bonus Plan. Certain employees employed at the Company's Reynosa, Mexico facility designated by the Chief Executive Officer are eligible to participate in the Bonus Plan. Bonuses are calculated for all eligible employees as of the last day of the quarter. No payment will be made to employees who (i) have been terminated for cause or who have submitted their resignation prior to the payment date of any bonus payment and (ii) if terminated without cause, have not been employed by the Company at least forty-five (45) days during the applicable quarter. Temporary workers are not eligible to participate.

Bonus Pool

Each employee is eligible to receive up to the percentage of his or her base salary as set forth below.

For the fourth quarter of 2007, the bonuses paid will be based on Adjusted Operating Income, which is defined as Pro Forma Operating Income, excluding (i) bonus expense for the fourth quarter; (ii) earn-out expenses associated with the Southland acquisition; and (iii) Southland integration costs. Pro forma Operating Income is defined as operating income as reported under generally accepted accounting principles (GAAP), less amortization of acquisition intangibles and stock option compensation expense (separately identified on the face of the reported GAAP P&L statement). The Company must achieve the quarterly threshold in order for any bonus to be paid for that quarter, although the Board may waive this threshold in a quarter, as it deems appropriate. The payment will be scaled from a 75% payout for achieving the quarterly threshold, to a 100% payout for achieving 100% or more of the quarterly target. The Board of Directors will determine the quarterly threshold and quarterly target for the fourth quarter.

The Board of Directors may declare a discretionary bonus in its sole discretion.

Payments

Bonuses will be paid within 40 days of the end of the quarter in which they are earned. For eligible employees employed for the full quarter for which payment will be made, payments will be based on each employee's annualized base salary, divided by four. The base salary will be calculated based on the base salary in effect on the last day of the applicable quarter.

For employees hired during a quarter, payment will be prorated based on the period of time they are employed during the applicable quarter.

For employees who take an approved leave of absence during a quarter (medical, disability, or other personal leave, except for leaving qualifying under the Family Medical Leave Act) in excess of 15 working days per quarter (whether cumulative or intermittent, and whether full days or partial days, exceeding 120 hours in the aggregate), payment will be prorated based on the actual period of time they work during the applicable quarter.

Percentage of Base Salary Based on Position:

Category Base Bonus

Multiplier

CEO 1.20

SVP / CFO 0.75

SVP / General Counsel 0.70

Executive Vice President 0.65

VP/GM, Operations 0.65

VP/GM, Corp Strategic Bus. Dev. 0.65

VP, Engineering 0.60

VP, Distinguished Member 0.60

VP, Sales 0.60

Senior Director 0.45

Director 0.35

Below Director 0.18

Deductions from Payments

Mandatory deductions, such as child support and garnishments, will be deducted from bonus payments. Federal tax will be withheld at the IRS statutory rate then in effect, which may be different than the rate on regular earnings.

Other

All decisions regarding the Bonus Plan will be made by the Chief Executive Officer and will be final and binding on all participants. Neither the Bonus Plan nor any individual bonus payment will confer upon any employee any right with respect to his/her continuing employment relationship with the Company, nor shall it interfere in any way with any employee's right or the Company's right to terminate employment at any time, with or without cause.

The Board of Directors or the Compensation Committee of the Board of Directors may amend, suspend or terminate the Bonus Plan at any time, provided that no amendment or termination may materially and adversely impair an employee's rights with respect to the Bonus Plan then in effect for the quarter in which changes are made.

No employee shall have any right to assign or otherwise transfer his or her rights, if any, under the Bonus Plan. Any purported assignment or transfer by an employee of his or her rights under the Bonus Plan shall be null and void and of no force or effect.